Exhibit 10.15

AMENDMENT NO. 1

EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”), dated February 23, 2021, by and between Stoneridge, Inc., an Ohio corporation (the “Company”), and Jonathan DeGaynor (the “Executive”), amends the Employment Agreement (this “Employment Agreement”) entered into as of the 16th day of March 2015, by and between the Company and the Executive.

WHEREAS, the parties hereto desire to amend the Employment Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the premises and the agreements herein contained and intending to be legally bound hereby, agree as follows:

1.	Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Employment Agreement.
2.	The Executive shall be located at the Company’s Novi, Michigan corporate headquarters.
3.	Section 4.B.(3) shall be deleted in its entirety and Section 4.B.(4) shall be renumbered to be Section 4.B.(3).
4.	Section 4.C. shall be deleted in its entirety and replaced with the following:

Termination for Death.  In the event of termination for reason of death (in the case of death the Executive’s employment hereunder shall be terminated as of the date of his death) the Executive’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Executive shall be paid the Executive’s unpaid base salary (but no annual bonus or annual incentive compensation except as specifically provided in Section 3(B) or 3(C) with respect to a pro-rated annual bonus) through the end of the month in which the death occurs.  No other benefits shall be payable under this Section 4 due to the Executive’s termination in the event of death.

5.	Section 4.D. shall be deleted in its entirety and replaced with the following:

Termination for Disability.  In the event that the Executive is determined to be Permanently Disabled, the Company or Executive shall have the right to terminate Executive’s employment under this Employment Agreement by giving the other ten (10) days’ prior written notice.  If the Executive’s employment hereunder is so terminated, the Executive shall continue to receive his base salary for a period of three (3) months (but no annual bonus or annual incentive compensation except as specifically provided in Section 3(B) or 3(C) with respect to a pro-rated annual bonus).  No other benefits shall be payable under this Section 4 due to the Executive’s termination due to his Permanent Disability.  For purposes of this Employment Agreement, the Executive’s “Permanent Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

6.	Section 7.E. shall be deleted in its entirety and replaced with the following:

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight  courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

         To the Company:

               Stoneridge, Inc.

39675 MacKenzie Drive, Suite 400

Novi, Michigan 48377

               Telephone:   (248) 324-9300

                 Attention:   Chief Legal Officer

With copy to:

Robert M. Loesch

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

rloesch@tuckerellis.com

Telephone (216) 696-5916

Fax (216) 592-5009

To Executive:

                Jonathan DeGaynor

c/o Stoneridge, Inc.

39675 MacKenzie Drive, Suite 400

Novi, Michigan 48377

With copy to:

 Jeffrey A. Hopper, Esq.

 Barnes & Thornburg LLP

 11 South Meridian Street

 Indianapolis, Indiana  46204-3534

 Telephone (317) 231-72552

 Fax (317) 231-7433

7.	The Change in Control Agreement, dated March 16, 2015, by and between the Company and the Executive, attached as Appendix C to the Employment Agreement (the “Change in Control Agreement”), is amended as follows:

(a)Under SECTION 2 the first paragraph of subsection 2. shall be deleted in its entirety and replaced with the following:

Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under Employer’s Amended and Restated Long-Term Incentive Plan, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this Section 2, paragraph 2, to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of Employer and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), then Executive shall receive the greater of:

(a)The Safe Harbor Amount (as defined below); or

(b)The aggregate Parachute Value (as defined below) of the Total Payments less the applicable Excise Tax.

(b)In SECTION 11 the address for notices to the Company shall be:

Secretary

Stoneridge, Inc.

39675 MacKenzie Drive, Suite 400

Novi, Michigan 48377

8.	Except as amended by this Amendment, the remainder of the Employment Agreement (and the Change in Control Agreement) shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first set forth above.

STONERIDGE, INC.

By:  /s/ Robert R. Krakowiak

Robert R. Krakowiak

Executive Vice President, Chief Financial Officer, and Treasurer

/s/ Jonathan DeGaynor

Jonathan DeGaynor